Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 21, 2021
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 3rd QUARTER RESULTS

OAKDALE, CA — Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended September 30, 2021 consolidated net income was $4,554,000, or $0.56 per diluted share (EPS), compared to $3,960,000, or $0.48 EPS for the prior quarter and $3,748,000, or $0.46 EPS for the same period of 2020. Consolidated net income for the nine months ended September 30, 2021 totaled $12,870,000, or $1.57 EPS, representing an increase of $3,832,000 or 42.4%, compared to $9,038,000, or $1.11 EPS for the nine months ended September 30, 2020.

The increase in third quarter net income compared to the prior quarter was partially due to an increase in Paycheck Protection Program (“PPP”) loan interest and fees to $2,679,000, compared to $2,202,000 during the prior quarter, and $1,479,000 during the third quarter of 2020. Year-to-date PPP loan interest and fee income totaled $7,472,000 in 2021, as compared to $2,570,000 for the same period of last year. The bank has funded a total of $345 million since the commencement of the PPP loan program, of which $278 million has been paid down through SBA forgiveness payments, leaving an outstanding balance of $67 million as of September 30, 2021.

Net interest income was $13,296,000 for the three months ended September 30, 2021, compared to $11,988,000 for the prior quarter and $11,455,000 for the same period of 2020. The increase is attributable to interest and fees on PPP loans as described above and core loan growth, excluding PPP loans, of $22.9 million during the prior twelve months. Despite the modest loan growth, loan production has reached record levels for the first nine months of the year but has been tempered by record levels of loan payoffs.

The net interest margin for the three months ended September 30, 2021 was 3.17%, compared to 3.09% for the prior quarter, and 3.44% for the same period of 2020. The interest margin increase compared to prior quarter was a result of the elevated PPP loan interest and fees as described above. Compared to the third quarter of 2020, net interest margin compressed due to an increase in low-yielding cash balances driven by deposit growth and PPP loan forgiveness payments, combined with the FOMC rate cuts in March 2020, which continue to adversely impact earning asset yields as they reprice or mature.

Non-interest income for the three months ended September 30, 2021 totaled $1,303,000, compared to $1,405,000 during the prior quarter, and $1,228,000 for the same period of 2020. The decrease compared to the second quarter is mainly due to a reduction in investment advisory service fee income. The increase compared to the third quarter of 2020 is primarily due to an increase in debit card transaction fee income and service charges on deposit accounts corresponding to the growing customer base.

Non-interest expense for the three months ended September 30, 2021 totaled $8,407,000, compared to $8,215,000 during the prior quarter, and $7,501,000 for the same period of 2020. The third quarter increase compared to prior periods is mainly due to a decrease in deferred costs associated with funded loans, which is recorded against salary expense. Additionally, staffing expense and general operating costs related to servicing the growing loan and deposit portfolios increased.

Total assets were $1.86 billion as of September 30, 2021, an increase of $92.3 million over June 30, 2021 and an increase of $407.7 million over September 30, 2020. Gross loans were $872.1 million as of September 30, 2021, a decrease of $71.8 million over June 30, 2021, and $154.7 million over September 30, 2020. The Company’s total deposits were $1.70 billion as of September 30, 2021, an increase of $86.7 million over June 30, 2021, and $390.0 million over September 30, 2020.

“We’ve said it more than once in the past year, our team has risen to the occasion and embraced the strategic opportunities that PPP presented for community banks to help support small and mid-market businesses,” stated Chris Courtney, President and CEO. “As we’ve brought on new clients and helped them through the forgiveness process, we’ve been focused on identifying long-term needs and executing solutions to broaden relationships with every client,” Courtney concluded.

Non-performing assets as of September 30, 2021 were reduced to zero, compared to $362,000, or 0.02% of total assets, as of June 30, 2021, and $894,000, or 0.06%, at September 30, 2020. The decrease from the prior periods is a result of the full payment received on one non-accrual loan.

The allowance for loan losses to gross loans increased to 1.30% at September 30, 2021, compared to 1.20% at June 30, 2021 and 1.13% at September 30, 2020, due to the decrease in outstanding PPP loans that do not require a loan loss reserve as they are guaranteed by the federal government through the SBA program. The Company did not record a provision for loan losses during the third quarter or year-to-date period of 2021, compared to a provision of $193,000 during the third quarter of 2020 due to core loan growth. During the second quarter of 2020, qualitative risk-based discretionary adjustments were made to the allowance for loan losses in connection with the COVID-19 pandemic and corresponding economic stress. These discretionary adjustments are continuously evaluated based on current levels of credit risk to borrowers impacted by the COVID-19 pandemic.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. The Company recently announced it has received regulatory approval to open a new office in Roseville, which is slated for the first quarter of 2022. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Selected Quarterly Operating Data:	2021	2021	2021	2020	2020

Net interest income	$13,296	$11,988	$12,242	$12,128	$11,455
(Reversal of) provision for loan losses	-	-	-	(338)	193
Non-interest income	1,303	1,405	1,176	1,280	1,228
Non-interest expense	8,407	8,215	7,720	8,040	7,501
Net income before income taxes	6,192	5,178	5,698	5,706	4,989
Provision for income taxes	1,638	1,218	1,341	1,057	1,241
Net income	$4,554	$3,960	$4,357	$4,649	$3,748

Earnings per common share - basic	$0.56	$0.49	$0.54	$0.57	$0.46
Earnings per common share - diluted	$0.56	$0.48	$0.53	$0.57	$0.46
Dividends paid per common share	$0.145	$-	$0.145	$-	$0.140
Return on average common equity	13.01%	11.77%	13.44%	14.58%	12.19%
Return on average assets	1.00%	0.93%	1.12%	1.23%	1.04%
Net interest margin (1)	3.17%	3.09%	3.43%	3.49%	3.44%
Efficiency ratio (2)	55.94%	59.55%	55.47%	58.28%	57.41%

Capital - Period End
Book value per common share	$16.97	$16.60	$16.02	$15.78	$15.09

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.02%	0.02%	0.00%	0.06%
Loan loss reserve/ gross loans	1.30%	1.20%	1.10%	1.12%	1.13%

Period End Balance Sheet
($ in thousands)
Total assets	$1,856,759	$1,764,464	$1,665,394	$1,511,478	$1,449,051
Gross loans	872,110	943,894	1,028,776	1,013,115	1,026,850
Nonperforming assets	-	362	362	-	894
Allowance for loan losses	11,351	11,327	11,312	11,297	11,635
Deposits	1,701,180	1,614,480	1,517,785	1,367,809	1,311,188
Common equity	139,788	136,620	131,942	129,694	123,982

Non-Financial Data
Full-time equivalent staff	196	188	183	183	188
Number of banking offices	17	17	17	17	17

Common Shares outstanding
Period end	8,239,099	8,231,983	8,235,939	8,218,873	8,218,873
Period average - basic	8,148,277	8,145,538	8,134,831	8,129,045	8,126,058
Period average - diluted	8,182,780	8,177,714	8,166,178	8,155,890	8,133,929

Market Ratios
Stock Price	$17.54	$18.17	$17.15	$16.62	$11.46
Price/Earnings	7.91	9.32	7.90	7.32	6.26
Price/Book	1.03	1.09	1.07	1.05	0.76

	NINE MONTHS ENDED SEPTEMBER 30,
($ in thousands, except per share)	2021	2020

Net interest income	$37,526	$32,829
Provision for loan losses	-	2,503
Non-interest income	3,883	3,535
Non-interest expense	24,342	21,824
Net income before income taxes	17,067	12,037
Provision for income taxes	4,197	2,999
Net income	$12,870	$9,038

Earnings per common share - basic	$1.58	$1.11
Earnings per common share - diluted	$1.57	$1.11
Dividends paid per common share	$0.29	$0.28
Return on average common equity	12.74%	10.21%
Return on average assets	1.01%	0.91%
Net interest margin (1)	3.22%	3.62%
Efficiency ratio (2)	56.96%	58.17%

Capital - Period End
Book value per common share	$16.97	$15.09

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.06%
Loan loss reserve/ gross loans	1.30%	1.13%

Period End Balance Sheet
($ in thousands)
Total assets	$1,856,759	$1,449,051
Gross loans	872,110	1,026,850
Nonperfsorming assets	-	894
Allowance for loan losses	11,351	11,635
Deposits	1,701,180	1,311,188
Common equity	139,788	123,982

Non-Financial Data
Full-time equivalent staff	196	188
Number of banking offices	17	17

Common Shares outstanding
Period end	8,239,099	8,218,873
Period average - basic	8,142,931	8,121,486
Period average - diluted	8,175,618	8,132,698

Market Ratios
Stock Price	$17.54	$11.46
Price/Earnings	8.30	7.73
Price/Book	1.03	0.76

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.